ADVENTRX Pharmaceuticals Announces Third Quarter 2004 Results

SAN DIEGO, November 15, 2004 - ADVENTRX Pharmaceuticals, Inc. (AMEX: ANX) announced results today for the third quarter ended September 30, 2004.

The Company reported a net loss of $2,123,807, or $0.04 per share, for the three months ended September 30, 2004. This compares to a net loss of $494,927, or $0.02 per share, for the three months ended September 30, 2003.

Research and development expenses for the three months ended September 30, 2004 increased by $774,887 to $983,665 from $208,778 for the same period last year. Cost increases were attributed mainly to expanded research and development, pre-clinical efforts and clinical trial operations for our CoFactor™, BlockAide/CR™, Thiovir™ and EradicAide™ products.

General and administrative expenses for the three months ended September 30, 2004 increased by $878,468 to $1,155,716 from $277,248 for the same period last year. The increase was primarily due to higher costs associated with the Company’s new facility, higher legal and professional fees and expenses and increased payroll expense primarily attributable to an increase in the number of employees from 4 employees at September 30, 2003 to 10 employees at September 30, 2004.

“The 3rd quarter saw continued progress for our CoFactor clinical program, through the addition of European sites which will allow us to reach our enrollment objectives more quickly," said Evan M. Levine, President and CEO. "Furthermore, we have continued to expand our research and development staff and broaden our research and development activities since our move to a larger facility with laboratories in place.”

About ADVENTRX

ADVENTRX Pharmaceuticals, Inc. is a biopharmaceutical research and development company whose business strategy is to commercialize leading edge medical research through licensing agreements with prominent universities and research institutions. The Company focuses on cancer and viral research to launch products that either extend the usefulness of current therapies or replace marginal therapies with new approaches to treatment. More information can be found on the Company's website at www.adventrx.com.

Forward Looking Statement
This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are made based on management's current expectations and beliefs. Actual results may vary from those currently anticipated based upon a number of factors, including uncertainties inherent in the drug development process, the timing and success of clinical trials, the validity of research results, and the receipt of necessary approvals from the United States Food and Drug Administration and other regulatory agencies. The Company undertakes no obligation to release publicly any revisions, which may be made to reflect events or circumstances after the date hereof.

Contact:
ADVENTRX Pharmaceuticals
Andrea Lynn
858-552-0866